Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement under The Securities Act of 1933 i.e. Form S-1 of MOBILE GLOBAL ESPORTS INC (the “Company”) of our report dated December 23, 2021, with respect to the Financial Statements of the Company for the period ended August 31, 2021 and the related notes to the financial statements.

/s/AJSH & Co LLP

New Delhi, India

December 23, 2021